                                                                     EXHIBIT 4.3



                        UNITED INSURANCE COMPANIES, INC.
                          EMPLOYEE STOCK OWNERSHIP PLAN


                            (As Amended and Restated
                 Effective as of January 1, 1989 and as further amended through the second amendment thereof)





                              Mayer, Brown & Platt
                                Washington, D.C.

                               TABLE OF CONTENTS


Section                                                                                            Page
-------                                                                                            ----
      1                 General                                                                    1
                                History and Purpose                                                1
                                Employers and Related Companies                                    1
                                Plan Administration, Trust Agreement                               1
                                Plan Year                                                          2
                                Accounting Date                                                    2
                                Applicable Laws                                                    2
                                Gender and Number                                                  2
                                Notices                                                            2
                                Evidence                                                           2
                                Action by Employers                                                2
                                No Reversion to Employers                                          3

      2                 Participation                                                              3
                                Eligibility for Participation                                      3
                                Hour of Service                                                    3
                                Plan Not Contract of Employment                                    4
                                Restricted Participation                                           4
                                Leased Employees                                                   4

      3                 Employer Contributions                                                     5
                                Tax Deferral Election                                              5
                                Compensation                                                       5
                                Employer Contributions                                             6
                                Election to Vary or Suspend
                                  Pre-Tax Contributions                                            7

      4                 After-Tax and Rollover Contributions                                       8
                                After-Tax Contributions                                            8
                                Election to Vary or Suspend
                                  After-Tax Contributions                                          8
                                Rollover Contributions                                             8

      5                 Plan Investments                                                           9
                                Investment in UICI Stock                                           9
                                ESOP Loans                                                         9
                                Release of UICI Common Stock
                                  From Collateral                                                  10
                                Suspense Account and Withdrawal
                                  of UICI Common Stock                                             11
                                Restricted UICI Stock                                              11

      6                 Plan Accounting                                                            11
                                Participant Accounts                                               11
                                Crediting of After-Tax and
                                  Rollover Contributions                                           12

                                Allocation and Crediting of
                                  Employer Contributions and
                                  Forfeitures                                                      12
                                Income on Suspense Account Assets                                  12
                                Allocation of All Other Plan Income                                13
                                Statement of Plan Interest                                         13

      7                 Limitations on Amounts Credited to
                          Participants' Accounts                                                   13
                                General Limitation                                                 13
                                Reduction of Contributions                                         15
                                Limitations Applicable to Highly
                                  Compensated Employees                                            16
                                Treatment of Excess Contributions                                  16

      8                 Shareholder Rights                                                         18
                                Voting Rights                                                      18
                                Tender and Exchange Rights                                         18

      9                 Termination Dates                                                          18

     10                 Distribution From Participant Accounts                                     20
                                Fully Vested Benefits                                              20
                                Partially Vested Benefits                                          20
                                Forfeiture Accounts and Forfeitures                                21
                                Cash Dividend Distributions                                        22
                                Commencement of Benefits                                           23
                                Distributions to Persons Under
                                  Disability                                                       24
                                Interests Not Transferable                                         24
                                Absence of Guaranty                                                24
                                Designation of Beneficiary                                         24
                                Missing Recipients                                                 25
                                Withdrawals by Qualified
                                  Participants                                                     25
                                Optional Direct Transfer of
                                  Eligible Rollover Distributions                                  26
                                Withdrawals on Account of Hardship                                 26

     11                 The Committee                                                              28
                                Membership                                                         28
                                Rights, Powers, and Duties                                         28
                                Application of Rules                                               29
                                Remuneration and Expenses                                          29
                                Indemnification of the Committee                                   29
                                Exercise of Committee's Duties                                     30
                                Information to be Furnished to
                                  Committee                                                        30
                                Resignation or Removal of
                                  Committee Member                                                 30

                                Appointment of Successor
                                  Committee Members                                                30
                                Interested Committee Member                                        31
                                Committee's Decision Final                                         31
                                Review of Benefit Determinations                                   31

     12                 Amendment and Termination                                                  31
                                Amendment                                                          31
                                Termination                                                        31
                                Merger and Consolidation of Plan,
                                  Transfer of Plan Assets                                          32
                                Vesting and Distribution on
                                  Termination and Partial
                                  Termination                                                      32
                                Notice of Amendment, Termination,
                                  or Partial Termination                                           32

SUPPLEMENT A

                        UNITED INSURANCE COMPANIES, INC.
                          EMPLOYEE STOCK OWNERSHIP PLAN

                            (As Amended and Restated
                        Effective as of January 1, 1989)

                                  SECTION 1


                                    General

           1.1. History and Purpose. United Insurance Companies, Inc., a Delaware corporation (the "Company"), established United Insurance Companies, Inc. Employee Stock Ownership Plan (the "Plan") effective January 1, 1987 to promote the mutual interests of the Company, its shareholders, its employees, and the employees of each Related Company (as defined in subsection 1.2) which adopts the Plan, by investing primarily in, and retaining, shares of common stock of the Company ("UICI Common Stock"), thereby providing such employees with an equity interest in the Company and providing the Company and its shareholders with the benefits of an employee workforce whose performance is motivated through a closer identity of interests with the Company's shareholders, and to assist eligible employees to provide for their future security. It is also intended that the Plan may serve as a technique of corporate financing and provide a vehicle for the transfer of ownership of UICI Common Stock. The Plan's acquisition of shares of UICI Common Stock may be financed through one or more loans. Shares of UICI Common Stock so acquired, together with the appreciation on such shares, shall be for the benefit of eligible employees over the periods that such loans are outstanding. The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 1989, the "Effective Date" of the Plan as set forth herein. The provisions of the Plan as applied to any group of employees may be modified from time to time by the adoption of one or more Supplements. Each supplement shall form a part of the Plan as of the Supplement's effective date.

           1.2. Employers and Related Companies. The Company and each Related Company which, with the consent of the Company, adopts the Plan are referred to below collectively as the "Employers" and individual as an "Employer". The term "Related Company" means any corporation or trade or business during any period during which it is, together with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses (within the meaning of section 414(b) or 414(c), respectively, of the Internal Revenue Code of 1986 (the "Code")).

           1.3. Plan Administration, Trust Agreement. The authority to control and manage the operation and administration of the Plan is vested in a Committee as described in Section 11; provided, however, that the Company is the Administrator of the Plan and, except as otherwise specifically provided in
Section 11, has the rights, duties, and obligations of an "administrator" as that term is defined in section 3(16)(A) of the Employee Retirement Income Security Act of 1974 ("ERISA") and of a "plan administrator" as that term is defined in section 414(g) of the Code. All contributions made under the Plan are held, managed and controlled, until distribution, by one or more trustees (the "Trustee") acting under a Trust which implements and forms a part of the Plan. The terms of the trust (the "Trust") are set forth in a trust agreement known as United Insurance Companies, Inc. Employee Stock Ownership Trust. Copies of the Trust and the Plan, and any amendments thereto, are on file at the office of the Company and of each other Employer where they may be examined by any Participant or other person entitled to benefits under the Plan. The provisions of and benefits under the Plan are subject to the terms and provisions of the Trust Agreement.

           1.4.     Plan Year.  The "Plan Year" means the calendar year.

           1.5. Accounting Date. An "Accounting Date" means the last day of each calendar month.

           1.6. Applicable Laws. The Plan shall be construed and administered according to the laws of the State of Texas to the extent that such laws are not preempted by the laws of the United States of America.

           1.7. Gender and Number. Where the context admits, words in any gender shall include each other gender, words in the singular shall include the plural, and the plural shall include the singular.

           1.8. Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

           1.9. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person acting on it considers to be pertinent and reliable, and signed, made, or presented by the proper party or parties.

           1.10. Action by Employers. Any action required or permitted to be taken by an Employer under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors or by a person or persons authorized by its Board of Directors or such committee.

           1.11. No Reversion to Employers. No part of the corpus or income of the Trust Fund shall revert to any Employer or be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan, except as specifically provided in Article V of the Trust Agreement.


                                   SECTION 2

                                 Participation

           2.1. Eligibility for Participation. Subject to the conditions and limitations of the Plan, each individual who was a Participant in the Plan immediately prior to the Effective Date will continue as such on and after that date, and each employee of an Employer who was not a Participant in the Plan immediately prior to the Effective Date will become a Participant in the Plan on the Effective Date or on the first day of a Plan Year quarter thereafter on which he meets both of the following requirements:

                    (a)        he has attained age 18 years; and

                    (b) he has completed a Plan Year quarter since the date on which he first completed one Hour of Service (as defined in subsection 2.2 below) for an Employer or a Related Company.

Notwithstanding the foregoing provisions of this subsection 2.1., if an employee who has once met the eligibility requirements of paragraphs (a) and
(b) above is employed or reemployed by an Employer, he shall immediately become a Participant in the Plan.

           2.2. Hour of Service. An "Hour of Service" means, with respect to any employee or Participant, each hour for which the employee or Participant is paid or entitled to payment for the performance of duties for an Employer or a Related Company or for which back pay, irrespective of mitigation of damages, has been awarded to the employee or Participant or agreed to by an Employer or a Related Company. In addition, an employee or Participant shall be credited with Hours of Service equal to the number of hours regularly scheduled for performance of duties for any period during which he performs no duties for an Employer or a Related Company (irrespective of whether the employment relationship has terminated) by reason of a vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, but for which he is directly or indirectly paid or entitled to payment by an Employer or a Related Company; provided, however, that an employee or Participant shall not be credited with more than 501 Hours of Service under this sentence for any single continuous period of service during which he performs no duties for an Employer or a Related Company. Payments considered for purposes of the foregoing sentence shall include payments unrelated to the length of the period during which no duties are performed but shall not include payments made solely as reimbursement for medically related expenses or solely for the purpose of complying with applicable workers' compensation, unemployment compensation or disability insurance laws.

           2.3. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give an employee the right to be retained in the employ of an Employer nor any right or claim to any benefit under the terms of the Plan unless such right or claim has specifically accrued under the terms of the Plan.

           2.4. Restricted Participation. When distribution of part or all of the benefits to which a Participant is entitled under the Plan is deferred beyond or cannot be made until after his Termination Date (as described in Section 9), or during any period the Participant is employed by a Related Company, the Participant or, in the event of his death, his Beneficiary will be considered and treated as a Participant for all purposes of the Plan, except as follows:

           (a) no share of Employer Contributions will be credited to his Account; and

           (b) the Beneficiary of a deceased Participant cannot designate a Beneficiary under subsection 10.9.

           2.5. Leased Employees. If a person satisfies the requirements of section 414(n) of the Code and applicable Treasury regulations for treatment as a "Leased Employee", such Leased Employee shall not be eligible to participate in this Plan or in any other plan maintained by an Employer or a Related Company which is qualified under section 401(a) of the Code, but, to the extent required by section 414(n) of the Code and applicable Treasury regulations, such person shall be treated as if the services performed by him in such capacity were performed by him as an employee of a Related Company which has not adopted the Plan; provided, however, that no such service shall be credited:

           (a) for any period during which fewer than 20 percent of the workforce of the Employers and the Related Companies that is not highly compensated (as defined in section 414(q) of the Code) consists of Leased Employees and the Leased Employee is a participant in a money purchase pension plan maintained by the leasing organization which (i) provides for a nonintegrated employer contribution of at least 10 percent of compensation, (ii) provides for full and immediate vesting, and (iii) covers all employees of the leasing organization (beginning with the date they become employees), other than those employees excluded under section 414(n)(5) of the Code; or

           (b) for any other period unless the Leased Employee provides satisfactory evidence to the Employer or Related Company that he meets all of the conditions of this subsection and applicable law required for treatment as a Leased Employee.


                                   SECTION 3

                             Employer Contributions

           3.1. Tax Deferral Election. Each Participant shall be eligible to make a Tax Deferral Election (as defined below) with respect to Compensation (as defined in subsection 3.2) paid for payroll periods commencing on or after the date he becomes a Participant. For purposes of the Plan, the term "Tax Deferral Election" means a written election by a Participant, filed with the Committee in such form and at such time as it may require, to have the amount of the Compensation that would otherwise be payable to him by the Employers for any Plan Year or lesser period of participation reduced by an amount that is not less than 1 percent nor more than 15 percent (10 percent for years beginning before January 1, 1990) thereof (in all cases in multiples of 1 percent). A Participant's Compensation for any payroll period shall be reduced by the amount, if any, of his Tax Deferral Election for that period and his Employer shall contribute a like amount to the Plan in accordance with the provisions of subsection 3.3. To the extent that the Committee determines it is necessary or appropriate in order to conform the operation of the Plan to the requirements of sections 401(k) or 402(g) of the Code or the limitations on contributions set forth in Section 7, the Committee, after reviewing the Tax Deferral Elections filed for any Plan Year, may establish limitations on Tax Deferral Elections and, in accordance with such limitations, may unilaterally modify or revoke any Tax Deferral Election authorized by a Participant. A Participant's Tax Deferral Election shall be without effect as to any amounts in excess of the limits described in the preceding sentence.

           3.2. Compensation. A Participant's "Compensation" for any period means his total cash compensation received from the Employers during that period after the date on which he becomes a Participant, but not in excess of $150,000 for any Plan Year ($200,000 for any Plan Year beginning prior to January 1, 1994) or such larger amount as may be permitted for any year under section 401(a)(17) of the Code, taking into account for purposes of such limitation any proration required in situations where "family members" (as defined in sections 401(a)(17) and 414(q)(6) of the Code) where their compensation must be aggregated, or where compensation is computed with respect to a period less than a full year (other than on account of mid-year commencement or cessation of active participation in the Plan. The Compensation of a Participant shall be determined prior to any reduction thereof by operation of a Tax Deferral Election under subsection 3.1 or by reason of any salary reduction agreement under a plan described in section 125 of the Code.

           3.3. Employer Contributions. Subject to the following provisions of this subsection and Section 7 and subject to the provisions of sections 401(k) and 401(m) of the Code, for each Plan Year, each Employer shall make a contribution to the Trustee in an amount equal to the sum of the following:

           (a) a "Pre-Tax Contribution" on behalf of each of its employees who is a Participant and for whom a Tax Deferral Election is in effect in an amount equal to the amount by which the Compensation otherwise payable to the Participant has been reduced pursuant to the terms of the Participant's Tax Deferral Election;

           (b) an "Employer Matched Contribution" on behalf of each of its employees who is a Participant and for whom a Tax Deferral Election of 1 percent or more is in effect and for whom it has made a Pre-Tax Contribution in such amount, if any, as the Board of Directors of the Company shall determine, expressed as a percentage of the Pre-Tax Contribution, but in no event more than 3 percent of the Participant's Compensation; and

           (c) a "Basic Employer Contribution" in such amount as may be necessary to enable the Trustee to pay any maturing obligations under any outstanding ESOP Loan (as described in subsection 5.2) plus, to the extent determined by the Company, such amounts as may be necessary to prepay all or any portion of any outstanding ESOP Loan; provided that in no event shall any contribution be made for the purpose of prepaying an ESOP Loan if such prepayment would cause the amount to be allocated for any Plan Year to the Account maintained for any Participant in accordance with the provisions of Section 6 to exceed the limitations set forth in Section 7; and

           (d) a "Supplemental Employer Contribution" on behalf of each of its employees who is a Participant in an amount equal to 1 percent of the Participant's Compensation and such additional amount, expressed as a percentage of Compensation considered for purposes of allocating that Employer's contribution in accordance with the provisions of subsection 6.3, if any, as the Company's Board of Directors shall determine.

Notwithstanding the foregoing, in no event shall the amount of the Employer Contribution in (b) above made on behalf of any Participant exceed the maximum amount which, together with the amount of the Participant's After-Tax Contributions, may be made under the Plan on behalf of the Participant pursuant to section 401(m) of the Code. Pre-Tax Contributions shall be paid to the Trustee as soon as practicable after the completion of the last pay period in each month to which they relate. Basic Employer Contributions which are required for any period shall be made by the Employers, pro rata, according to the Compensation paid by them to Participants during that period, and shall be used exclusively to make payments of principal and interest on ESOP Loans. For all purposes of the Plan, a Basic Employer Contribution which is contributed for any Plan year prior to the time prescribed by law, including extensions thereof, for filing the Employer's Federal income tax return for that year shall be deemed to be contributed during that Plan Year. Each Employer's Matched Contribution and Supplemental Employer Contribution for any Plan Year shall be due on the last day of that Plan Year and,if not paid by the end of that year, shall be paid to the Trustee as soon as practicable thereafter, without interest, but no later than the time prescribed by law, including extensions thereof, for filing the Employer's Federal income tax return for that year. In no event will the Employers' aggregate contributions for any Plan Year exceed an amount equal to the lesser of (i) the maximum amount deductible on account thereof by the Employers for that Plan Year as an expense for Federal income tax purposes, or (ii) the amount which can be credited to Participant Accounts in accordance with the provisions of subsection 6.3.

           3.4. Election to Vary or Suspend Pre-Tax Contributions. A Participant may elect to have his Employer suspend Pre-Tax Contributions being made on his behalf as of the first day of any payroll period by advance written notice filed with the Committee at such time and in such manner as the Committee may require. A Participant may resume or change (within the limits set forth in subsection 3.1) the rate of Pre-Tax Contributions being made by his Employer on his behalf as of any January 1, April 1, July 1 or October 1, by writing filed with the Committee at least 30 days in advance of the date on which the change is to be effective.


                                   SECTION 4

                      After-Tax and Rollover Contributions

           4.1. After-Tax Contributions. Subject to the following provisions of this Section 4, a Participant may elect to make After-Tax Contributions that are not less than 1 percent nor more than 6 percent of the Compensation payable to him by the Employers; provided, however, that in no event shall After-Tax Contributions in any Plan year exceed 6 percent of a Participant's Section 415 Compensation (as defined in subsection 7.1) or the maximum amount which may be credited to the Participant's After-Tax Account pursuant to the provisions of section 401(m) of the Code. Any portion of an After-Tax Contribution made by a Participant for any Plan Year which is in excess of the maximum amount permitted by the foregoing provisions of this subsection 4.1, along with the earnings, if any, allocated to a Participant's After-Tax Account which are attributable to such portion, shall be returned to him as soon as practicable in accordance with the provisions of subsection 7.4(b) of the Plan and shall not be considered an After-Tax Contribution for any purpose of the Plan. A Participant's After-Tax Contributions may be made by regular payroll deductions (in multiples of 1 percent) or in any other way approved by the Committee.

           4.2. Election to Vary or Suspend After-Tax Contributions. A Participant may elect to discontinue his After-Tax Contributions as of the first day of any payroll period by advance written notice filed with the Committee at such time and in such manner as the Committee may require. A Participant may resume or change (within the limits set forth in subsection 4.1) the rate of his After-Tax Contributions as of any January 1, April 1, July 1 or October 1, by writing filed with the Committee at least 30 days in advance of the date on which the change is to be effective.

           4.3. Rollover Contributions. An employee of an Employer that the Company has so designated may, in accordance with procedures approved by the Committee, contribute part or all of an eligible rollover distribution (as defined in section 402 of the Code), or make a rollover contribution (as described in section 408(d)(3) of the Code) which, under the applicable provisions of the Code, is permitted to be rolled over to an eligible retirement plan, provided that such contribution must be paid over to the Trustee on or before the sixtieth day after receipt by the employee of the distribution. In addition, amounts held for the benefit of an employee of such an Employer under a plan qualified under section 401(a) of the Code may, with such individual's consent, and the consent of the Committee, be transferred to the Plan, but only if such amounts are not subject to the provisions of section 401(a)(11) or 411(d)(6) of the Code. If an employee who is not otherwise a Participant makes a rollover contribution to the Plan, he shall be treated as a Participant only with respect to the amounts so contributed or transferred until he has met all of the requirements for Plan participation set forth in subsection 2.1 of the Plan.


                                   SECTION 5

                                Plan Investments

           5.1. Investment in UICI Stock. Subject to retention in cash or cash equivalents of such reasonable amounts as may be necessary from time to time for administration of the Plan, all Plan assets, including earnings thereon, shall be invested primarily in UICI Stock.

           5.2. ESOP Loans. The Committee may from time to time direct the Trustee to incur debt (an "ESOP Loan") for the purpose of acquiring UICI Common Stock or for the purpose of repaying all or any portion of any outstanding ESOP Loan, subject to the following:

           (a)      Each ESOP Loan shall be for a specific term.

           (b) The interest rate with respect to an ESOP Loan may be fixed or variable; provided, however, that in either case such rate shall not be in excess of a reasonable rate of interest taking into account all relevant factors, including the amount and duration of the loan, the security, and the guarantee, if any, and the credit standing of the Plan and the guarantor, if any.

           (c) The proceeds of an ESOP Loan shall be used, within a reasonable time after receipt, to acquire UICI Common Stock, or to repay all or any portion of such ESOP Loan or of a prior ESOP Loan.

           (d) The only Plan assets which may be given as collateral for an ESOP Loan are UICI Common Stock acquired with the loan proceeds, or with the proceeds of any prior ESOP Loan to the extent that such prior ESOP Loan is repaid with the proceeds of the current ESOP Loan. Any such collateral shall be released as provided in subsection 5.3.

           (e) Under the terms of the ESOP Loan, no person entitled to payment thereunder shall have any right to any Plan assets other than (i) collateral given for the ESOP Loan in accordance with subsection (d) next above, (ii) Basic Employer Contributions, and (iii) earnings attributable to such collateral and to the investment of such contributions.

           (f) Subject to paragraph (e) next above, the ESOP Loan shall be without recourse against the Plan.

           (g) Payments which relate to any Plan Year on all outstanding ESOP Loans shall not exceed an amount equal to the sum for all Plan Years of all Basic Employer Contributions, and all earnings on the collateral, if any, provided in accordance with paragraph (d) next above, reduced by all prior ESOP Loan payments which relate to all prior Plan Years.

           (h) In the event of a default under the ESOP Loan, the value of Plan assets transferred in satisfaction of the loan shall not exceed the amount of the default. If the lender is a disqualified person (as defined in section 4975(e) of the Code) or a party in interest to the Plan (as defined in section 3(14) of ERISA), the ESOP Loan shall provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the ESOP Loan.

           (i) UICI Common Stock acquired with the proceeds of an ESOP Loan shall not be subject to a put, call or other option or a buy-sell or similar arrangement either while held by the Plan or when distributed to or on account of a Participant.

           5.3. Release of UICI Common Stock From Collateral. Subject to the following provisions of this subsection 5.3, for each Plan Year during the duration of an ESOP Loan, the number of shares of UICI Common Stock which serve as collateral for such ESOP Loan multiplied by a fraction, the numerator of which is the amount of principal and interest paid on the loan for that year and the denominator of which is the amount of principal and interest paid or payable on the loan for that year and for all future years. For purposes of determining the preceding fraction for any Plan Year, if the interest rate under the ESOP Loan is variable, the interest rate to be paid in future years shall be assumed to be equal to the interest rate applicable as of the last day of that Plan Year. Notwithstanding the preceding sentence, any ESOP Loan may provide that UICI Common Stock shall be released from encumbrance in amounts proportionate to principal payments only, provided that:

           (a)      such release is consistent with the provisions of the ESOP
                    Loan;

           (b) the ESOP Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years;

           (c) interest is disregarded for purposes of determining such release only to the extent that it would be determined to be interest under standard loan amortization tables; and

           (d) the term of the ESOP Loan, together with any renewal, extension, or refinancing thereof, does not exceed ten years.

           5.4. Suspense Account and Withdrawal of UICI Common Stock. All shares of UICI Common Stock acquired with the proceeds of an ESOP Loan, shall be allocated to a Suspense Account. Shares of UICI Common Stock which are released from encumbrance for any Plan Year (or would be released in accordance with the provisions of subsection 5.3 if such shares were collateral for the ESOP Loan) due to the making of an ESOP Loan payment which relates to that Plan Year shall be withdrawn from such Suspense Account and allocated to Participant Accounts in accordance with the provisions of subsection 6.3.

           5.5. Restricted UICI Stock. If any UICI Stock acquired by or on behalf of the Plan constitutes "restricted securities" as that term is defined by Securities and Exchange Commission Rule 144(a)(3), the Company shall cause such registration statements or other documents to be filed as may be necessary to permit the Plan to sell or otherwise dispose of such UICI Stock free of restrictions on resale.

                                   SECTION 6

                                Plan Accounting

           6.1. Participant Accounts. The Committee will maintain or cause to be maintained an "After-Tax Contribution Account" in the name of each Participant which will reflect his After-Tax Contributions, if any, and the income, losses, appreciation and depreciation attributable hereto. The Committee will also maintain or cause to be maintained a "Pre-Tax Contribution Account" in the name of each Participant which will reflect Pre-

Tax Contributions, if any, made on his behalf, and the income, losses, appreciation and depreciation attributable thereto. The Committee will also maintain an "Employer Contribution Account" in the name of each Participant which will reflect his share of Employer Matched Contributions, Supplemental Employer Contributions and Forfeitures arising under the Plan including his proportionate share (determined on the basis of his proportionate share of UICI Common Stock released from the Suspense Account) of the Basic Employer Contributions, and the income, losses, appreciation and depreciation attributable thereto. The Committee will also maintain or cause to be maintained a "Rollover Contribution Account" in the name of each Participant which will reflect Rollover Contributions, if any, made by him and the income, losses, appreciation and depreciation attributable thereto. The Committee's records will reflect which shares in a Participant's Account are attributable to the Basic Employer Contributions. The Committee also may maintain such other accounts in the names of the Participant or otherwise as it considers desirable. Unless the context indicates otherwise, references in the Plan to a Participant's "Account" means all accounts maintained in his name under the Plan.

           6.2. Crediting of After-Tax and Rollover Contributions. As of the last day of the month for which the contributions were made, a Participant's After-Tax Contributions shall be credited to his After-Tax Contribution Account and his Rollover Contributions shall be credited to his Rollover Contribution Account.

           6.3. Allocation and Crediting of Employer Contributions and Forfeitures. Subject to the provisions of subsection 3.1 and Section 7, the amount of Pre-Tax Contributions made on behalf of a Participant for any calendar month shall be credited to his Pre-Tax Contribution Account as of the last day of that month. Subject to the provisions of Section 7, as of the last day of each Plan Year, the amount, if any, of Employer Matched Contributions for that year shall be allocated and credited to the Employer Contribution Accounts of all Participants who were employed by an Employer on the last day of that Plan Year or retired in accordance with paragraph 9(a), (b) or (c) or died during that year, pro rata, according to the Pre-Tax Contributions made on their behalf for that Plan Year. Subject to the provisions of Section 7, as of the last day of each Plan Year, all shares of UICI Common Stock which were released from the Suspense Account due to the making of an ESOP Loan payment which relates to that Plan Year, in accordance with the provisions of subsection 5.4, all Supplemental Employer Contributions for that year and all Forfeitures arising under the Plan during that year shall be allocated among and credited to the Employer Contribution Accounts of all Participants who were employed by an Employer on the last day of that Plan Year or retired in accordance with paragraph 9(a), (b) or (c) or died during that year, pro rata, according to the lesser of $40,000 or the Compensation paid to them during that year.

           6.4. Income on Suspense Account Assets. All income on assets held in the Suspense Account shall be used by the Trustee to make payments of interest or principal, or both, on the ESOP Loan to which such amounts are attributable.

           6.5. Allocation of All Other Plan Income. Subject to the provisions of subsection 10.4, all dividends paid to the Trustee with respect to shares of UICI Common Stock, other than shares held in the Suspense Account, shall be allocated and credited to the Account of the Participant to whose Account such shares are credited. As of each Accounting Date, all income on the amount, if any, of the Plan's investments in cash equivalents shall be allocated among and credited to the Accounts of Participants, pro rata, according to the portion of their Account balance which is invested in such cash equivalents or funds on the first day of the Plan Year quarter ending on such Accounting Date.

           6.6. Statement of Plan Interest. As soon as practicable after the last day of each Plan Year (or more frequently, as the Committee shall determine), the Committee shall provide each Participant with a statement reflecting the value of his Account as of that date.


                                   SECTION 7

           Limitations on Amounts Credited to Participants' Accounts

           7.1. General Limitation. Notwithstanding any provisions of the Plan other than the provisions of this Section 7, for any Plan Year the Annual Addition (as defined below) to a Participant's Account shall not exceed an amount equal to the lesser of:

           (a) 25 percent of the Section 415 Compensation (as defined below) paid to the Participant in that Plan Year; or

           (b)      the sum of:

                    (i) $30,000, or, if greater, one-fourth of the dollar limitation in effect under section 415(b)(1)(A) of the Code, plus

                    (ii) for years beginning before January 1, 1990, the lesser of the amount determined under subparagraph (i) next above or the sum of (A) the Pre-Tax Contributions, Employer Matched

                               Contributions and Supplemental Employer
                               Contributions which are allocated to the Participant's Account for that year and used to purchase UICI Common Stock within 60 days after the due date for such contributions, plus (B) his proportionate share (determined on the basis of his proportionate share of UICI Common Stock released from the Suspense Account in accordance with the provisions of subsection 5.4) of the Basic Employer Contributions made for that year which were used to repay any principal amount on an ESOP Loan;

                                   REDUCED BY

           (c) the amount of any employer contributions credited to the Participant's account during any Plan Year under any Related Defined Contribution Plan (as defined below).

A Participant's "Annual Addition" for any Plan Year means the sum of (i) his After-Tax Contributions and the Pre-Tax Contributions (excluding Pre-Tax Contributions that are distributed as excess deferrals), Employer Matched Contributions, Supplemental Employer Contributions and Forfeitures (other than Forfeitures of UICI Common Stock acquired with the proceeds of an ESOP Loan) credited to his accounts for the year under this Plan and under any Related Defined Contribution Plan (regardless of whether any such amounts (or portions thereof) are subsequently distributed in accordance with subsection 7.4) and his proportionate share (determined on the basis of his proportionate share of UICI Common Stock released from the Suspense Account in accordance with the provisions of subsection 5.4) of the Basic Employer Contributions made for that year which were used to repay any principal amount on an ESOP Loan, and (ii) solely with respect to the dollar limit in (b)(1) above, amounts described in section 415(l) of the Code, and if the Participant is a key employee (as defined in section 419A(d) of the Code) any amounts described in section 419A(d) of the Code that are contributed or maintained for the benefit of the Participant for that year. Plan earnings, including dividends on UICI Common Stock which are used to make payments of interest or principal or both on an ESOP Loan, shall not constitute an Annual Addition. The term "Related Defined Contribution Plan" means any other defined contribution plan (as defined in section 415(k) of the Code) maintained by an Employer or any other trade or business which, together with an Employer, is a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and (c) of the Code, as modified by section 415(h) of the Code. A Participant's "Section 415 Compensation" for any Plan Year means his total compensation (as defined in Treas. Reg. Section 1.415-

2(d)(1)) paid during that year for services rendered to the Employers or to any other trade or business which, together with an Employer, is a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and (c) of the Code, as modified by section 415(h) of the Code, excluding deferred compensation (such as Pre-Tax Contributions) and other amounts which receive special tax treatment (as described in Treas. Reg. Section 1.415-2(d)(2)).

           7.2. Reduction of Contributions. In the event that a Participant's Annual Addition for any Plan year would otherwise exceed the limitations imposed by the provisions of subsection 7.1, the amount of the contributions which would otherwise be credited to his Account for that year shall be reduced to the extent necessary to comply with such limitations. Such reduction shall be made in the following order: After-Tax Contributions, Employer Matched Contributions, Pre-Tax Contributions, Supplemental Employer Contributions. Amounts attributable to After-Tax Contributions which are not to be credited to a Participant's After-Tax Contribution Account because of the provisions of this subsection shall be returned to the Participant as soon as practicable. Amounts attributable to Employer Contributions which are not to be credited to a Participant's Account because of the provisions of this subsection shall be credited to an Excess Account maintained in the Participant's name. Amounts credited to a Participant's Excess Account shall be credited to the Participant's Account in the following Plan Year or Plan Years, to the extent permitted by the foregoing provisions of this Section 7 and shall be used to reduce Employer Contributions otherwise required for such Plan Years with respect to such Participant. If any amount remains in a Participant's Excess Account after the Plan Year in which such Participant ceases to participate in the Plan, such amount shall be used to reduce Employer Contributions in the following Plan Year or Plan Years. In no event will the sum of the value of all amounts credited to all Excess Accounts for any Plan Year (determined as of the date such amounts are credited) exceed the sum of the Forfeitures which arose under the Plan during the year and the amount contributed for that year as a result of estimating the Section 415 Compensation of Participants or as a result of such other circumstances as the Commissioner of Internal Revenue may permit. In addition, if a Participant also participates in any defined benefit plans (as defined in section 415(k) of the Code) maintained by an Employer or any entity that would be a Related Company if the ownership test of section 414 of the Code were "more than 50%" rather than "at least 80%", the aggregate benefits payable to, or on account of, the Participant under such plans together with this Plan shall be determined in a manner consistent with section 415(e) of the Code. The benefit provided for the Participant under the defined benefit plans shall be adjusted to the extent necessary so that the sum of the

"defined benefit fraction" and the "defined contribution fraction" (as such terms are defined in section 415(e) of the Code and applicable regulations thereunder) calculated with regard to such Participant does not exceed 1.0.

           7.3. Limitations Applicable to Highly Compensated Employees. In no event shall more than one-third of the Employer Contributions for any Plan Year be allocated to highly compensated employees, as that term is defined in section 414(q) of the Code.  Consistent with and subject to the provisions of section 414(q) of the Code, the term "highly compensated employee" for any Plan Year shall include any employee of an Employer who during that year:

           (a)      was a 5 percent owner of an Employer or Related Company;

           (b) received Section 415 Compensation (including salary reduction contributions made on the Participant's behalf for the year under subsection 3.1 or under a plan described in section 125 of the Code) from the Employers and Related Companies that was in excess of $50,000 (indexed for cost-of-living adjustments under section 415(d) of the Code); or

           (c) was an officer of an Employer or Related Company and received Section 415 Compensation (as modified by paragraph
                    (b) above) greater than 50 percent of the amount in effect under section 415(b)(1)(A) of the Code for such year, provided that the officers taken into account under this paragraph (c) shall be limited to 50 or, if less, the greater of 3 or 10 percent of the employees of all the Employers and Related Companies.

For purposes of this subsection, a family member (as defined below) of a 5 percent owner or of one of the 10 most highly compensated employees of the Employers and Related Companies shall not be treated as a separate employee, and any Section 415 Compensation (as modified by paragraph (b) above) paid to such family member shall be deemed to be paid instead to the related 5 percent owner or highly compensated employee. The term "family member" means, with respect to any employee, such employee's spouse and lineal ascendants or descendants and the spouses of such lineal ascendants or descendants.

           7.4.     Treatment of Excess Contributions.

           (a) Treatment of Excess Pre-Tax Contributions. If the amount of Pre-Tax Contributions for any Plan Year exceeds the limitations of section 401(k) of the Code, the amount of the excess contributions for such year, and any income allocable to such contributions, shall be returned to affected Participants under the leveling method described in applicable regulations no later than the last day of the following Plan Year; provided, however, that to the extent provided in Treasury Regulations, an affected Participant may elect to treat the amount of excess contributions that would otherwise be returned to him as an After-Tax Contribution made on his behalf. If the amount of Pre-Tax Contributions made on behalf of a Participant for any Plan Year exceeds the limitations of section 402(g) of the Code, the Committee may return the amount of such excess deferrals, as defined in section 402(g) of the Code, and any income allocable to such amount, to the Participant no later than the first April 15 following the close of the taxable year to which the excess deferrals relate. The amounts to be distributed to any Participant to comply with the limitations of section 401(k) shall be reduced by the amount of any Pre-Tax Contributions previously distributed to him for such Plan Year to comply with the limitations of section 402(g) of the Code.

           (b) Treatment of Excess Aggregate Contributions. If the amount of Employer contributions made under subsection 3.3(b) of the Plan and Participant After-Tax Contributions for any Plan Year exceed the limitations of section 401(m) of the Code, the amount of such excess aggregate contributions, and any income allocable to such contributions, shall be returned to affected Participants under the leveling method described in applicable regulations no later than the last day of the following Plan Year.

           (c) Treatment of Contributions Which Exceed the Alternative Limitation. If the amount of Pre-Tax Contributions exceeds the alternative limitation of section 401(k) of the Code and the amount of Employer Contributions made under subsection 3.3(b) of the Plan and Participant After-Tax Contributions for any Plan Year exceeds the alternative limitation of section 401(m) of the Code, the amount of such excess aggregate contributions and any income allocable to such contributions shall be returned to affected Participants under the leveling method described in applicable regulations no later than the last day of the following Plan Year.

If, after application of the other provisions of Section 7, the foregoing limitations would be exceeded, Employer contributions allocated to each such highly compensated employee shall be proportionately reduced to the extent necessary to eliminate such excess and, subject to the provisions of this Section 7, the amount of such reduction shall be allocated and reallocated to all remaining Participants in accordance with the provisions of subsection 6.3.


                                   SECTION 8

                               Shareholder Rights

           8.1. Voting Rights. At least 30 days before each annual or special meeting of shareholders of the Company, the Trustee shall send to each Participant a copy of the proxy soliciting material for the meeting, together with a form for the Participant's use in instructing the Trustee on how to vote the number of whole shares and any fractional share of UICI Stock allocated to the Participant's Account. The voting instructions received by the Trustee will be held by it in confidence. Upon receipt of such instruction, the Trustee shall vote such shares as instructed,provided that, in the case of fractional shares, the Trustee shall vote the combined fractional shares to the extent possible to reflect the direction of the Participants to whose Accounts fractional shares are credited. The Trustee shall vote shares of UICI Stock for which it does not receive voting directions, including those shares which are not allocated to Participant Accounts, in the same proportion as shares with respect to which it does receive directions.

           8.2. Tender and Exchange Rights. The Trustee shall tender or exchange shares of UICI Stock pursuant to a tender or exchange offer only to the extent directed by the Company; provided, however, that if the Company advises the Trustee that it will not or cannot direct the Trustee with respect to any tender or exchange offer, the Trustee shall provide each Participant with such notices and information statements as are provided to Company shareholders generally with respect to such offer, and each Participant shall be entitled to direct the Trustee with respect to the tender or exchange of shares of UICI Stock allocated to his Account. To the extent possible, the Trustee shall hold any such directions in confidence. The Trustee shall tender or exchange shares of UICI Stock for which it does not receive directions, including those shares which are not allocated to Participant Accounts, in the same proportion as shares with respect to which it does receive directions.

                                   SECTION 9

                               Termination Dates

           A Participant's "Termination Date" will be the date on which his employment with the Employers and the Related Companies is terminated because of the first to occur of the following events:

           (a) Normal or Late Retirement. The Participant retires or is retired from the employ of the Employers and the Related Companies on or after the date on which he attains age 65 years.

           (b) Early Retirement. The Participant retires or is retired from the employ of the Employers and the Related companies on or after the date on which he attains age 55 years and has completed at least seven Years of Service (as defined in subsection 10.1).

           (c) Disability Retirement. The Participant is retired from the employ of the Employers and the Related Companies at any age because of permanent disability. A Participant will be considered permanently disabled for purposes of the Plan if, on account of physical or mental disability, he no longer is capable of performing the duties assigned to him by his Employer and, in the opinion of a physician selected by his Employer, such disability is likely to be permanent and continuous during the remainder of the Participant's lifetime.

           (d)      Death.  The Participant's death.

           (e) Resignation or Dismissal. The Participant resigns or is dismissed from the employ of the Employers and the Related companies before retirement in accordance with paragraph
                    (a), (b) or (c) next above.

Notwithstanding the foregoing, a Participant may not commence distribution of his Pre-Tax Contribution Account even though his employment with the Employers and Related Companies has terminated unless or until he also has a "separation from service" within the meaning of section 401(k)(2)(B) of the Code. The foregoing restriction shall not apply, however, if the Participant's termination of employment occurs in connection with the sale by an Employer to an unrelated entity, provided (i) the Participant remains employed in such trade or business or by such subsidiary after the sale, (ii) the Employer continues to maintain the Plan after the sale, (iii) no transfer of the Participant's Account occurs or is scheduled to occur after the sale to a plan of such subsidiary or of the purchaser of such assets (or any entity affiliated therewith) and (iv) the Participant receives distribution of his Account under the Plan in a lump sum by the end of the second calendar year after the year in which the sale occurs.

                                   SECTION 10

                     Distribution From Participant Accounts

           10.1. Fully Vested Benefits. If a Participant retires or is retired under paragraph 9(a), 9(b) or 9(c), if a Participant dies while in the employ of an Employer or a Related Company, or if a Participant resigns or is dismissed from the employ of the Employers and all Related Companies after completing at least seven Years of Service (as defined below), the entire balance in his Account maintained as at the Accounting Date coincident with or next following his Termination Date (after all adjustments then required under the Plan have been made) will become distributable to or for his benefit of his Beneficiary, in accordance with the provisions of subsection 10.5. A Participant's "Years of Service" means each Plan Year beginning on or after the Effective Date during which he has completed at least 1,000 Hours of Service.

           10.2. Partially Vested Benefits. If a Participant resigns or is dismissed from the employ of the Employers and all Related Companies under paragraph 9(e) and before completing at least seven Years of Service, the entire balance in his Pre-Tax Contribution Account, his After-Tax Contribution Account and his Rollover Contribution Account, if any, maintained as at the Accounting Date coincident with or next following his Termination Date (after all adjustments then required under the Plan have been made) will become distributable to or for the benefit of his Beneficiary, in accordance with the provisions of subsection 10.5, and the balance in his Employer Contribution Account as at the Accounting Date coincident with or next following the Participant's Termination Date (after all adjustments then required under the Plan have been made) shall be multiplied by the applicable vesting percentage determined in accordance with the following schedule:

           Number of Completed                               Vesting
            Years of Service                                Percentage
           -------------------                              ----------

           Less than 1 year                                         0%
           1 year but fewer than 2 years                           10%
           2 years but fewer than 3 years                          20%
           3 years but fewer than 4 years                          30%
           4 years but fewer than 5 years                          40%

           5 years but fewer than 6 years                    60%
           6 years but fewer than 7 years                    80%
           7 years or more                                  100%

The resulting balance in the Participant's Employer Contribution Account determined as of the Accounting Date coincident with or next following his Termination Date will become distributable to or for his benefit or, in the event of his death, to or for the benefit of his Beneficiary, in accordance with the provisions of subsection 10.5. To the extent possible, the distributable amount shall consist of the shares of UICI Common Stock acquired with the proceeds of an ESOP Loan that are credited to the Participant's Employer Contribution Account.

           10.3. Forfeiture Accounts and Forfeitures. The portion of a Participant's Account that is not vested as of his Termination Date will be a Forfeiture on the date on which distribution of his vested Account is made and will be allocated and credited to Participants' Accounts in accordance with the provisions of subsection 6.3 for the Plan Year in which the Forfeiture arises. If the Participant (or an employee who was not a Participant) returns to employment with an Employer or a Related Company, the Years of Service to which he was entitled at his prior termination shall be added to his Years of Service after his reemployment and if he is reemployed on or before the last day of the fifth Plan Year following the Plan Year which includes the date on which he incurred a Forfeiture, the amount of that Forfeiture, if any (without adjustment for appreciation or depreciation or for earnings and losses after the Forfeiture occurred), shall be restored by being credited to a Forfeiture Account established and maintained by the Committee in the Participant's name; provided, however, that if a Participant's Termination Date occurred by reason of the Participant's pregnancy, the birth of the Participant's child, the adoption of a child or placement of a child for adoption and, in each case, the care of such child immediately after its birth or placement, the Participant's Forfeiture shall be restored if the Participant is reemployed on or before the last day of the sixth Plan Year following the Plan Year which includes the date on which the Participant incurred a Forfeiture. The Committee may require the Participant to furnish such information as it considers necessary to establish that the Participant's absence was for one of the reasons specified in the preceding sentence. Such restoration shall be made by the Employer reemploying him out of Forfeitures arising during the Plan Year in which he is reemployed or, if he is reemployed by a Related Company, by the Employer which last employed him, and shall not be treated as an Annual Addition for purposes of
Section 7. Upon such Participant's subsequent Termination Date, the balance in his Forfeiture Account shall be treated as follows:

           (a) If the Participant subsequently becomes eligible for Plan benefits in accordance with the provisions of subsection 10.1, the balance in his Forfeiture Account as at the Accounting Date coincident with or next following his Termination Date will be distributable to or for his benefit or, in the event of his death, to or for the benefit of his Beneficiary, in accordance with the provisions of subsection 10.5.

           (b) If the Participant again resigns or is dismissed prior to completing seven Years of Service, then, as of the Accounting Date coincident with or next following his subsequent Termination Date, the amount distributable from his Forfeiture Account will be determined as follows:

                    (i) First, the balance in his Forfeiture Account shall be increased by the amount of the distribution he received because of his prior termination.

                    (ii)       Next, the amount determined under subparagraph
                               (i) next above shall be multiplied by the vesting percentage applicable under subsection
                               10.2 at his subsequent Termination Date.

                    (iii) Finally, the amount determined under subparagraph (ii) next above shall be reduced by the amount of the distribution the Participant received because of his prior termination.

The remaining portion of the Participant's Forfeiture Account will be a Forfeiture and will be allocated and credited in accordance with the provisions of subsection 6.3. Notwithstanding the foregoing, if distribution of the Account of a Participant who terminates on a Termination Date described in paragraph 9(e) is not made prior to the last day of the fifth Plan Year following the Plan Year in which his Termination Date occurred, and if he is not reemployed by an Employer or a Related Company on or before such date, the portion of his Account that is not vested will be a Forfeiture on such date and will be allocated and credited to Participants' Accounts in accordance with the provisions of subsection 6.3 for the Plan year in which the Forfeiture arises, and if he is reemployed after such date, his reemployment shall have no effect on his prior Forfeiture.

           10.4. Cash Dividend Distributions. The Committee may from time to time permit Participants to elect to have the amount of any cash dividends which are paid to the Trustee with respect to share of UICI Common Stock held in their Accounts distributed to them no later than the 90th day next following the close of the Plan Year in which such dividends are paid. Any election by a Participant under this subsection shall be by writing filed with the Committee at such time and in such manner as the Committee may require.

           10.5. Commencement of Benefits. Subject to the following provisions of this subsection 10.5, benefits payable to or on account of any Participant pursuant to subsection 10.1 or 10.2 shall be made as of the last day of the Plan Year during which the Participant attains age 65 or, if later, during which his Termination Date occurs. In no event shall the actual payment under the preceding sentence occur later than 60 days after the end of the applicable Plan Year. A Participant or, in the event of his death, his Beneficiary may elect to have payment of his benefits made pursuant to the provisions of the following sentence if such election shall result in the making of his benefit payment at a date earlier than the date determined under the foregoing provisions of this subsection 10.5. Payment of benefits under the election provided by the preceding sentence shall be made as of the last day of the Plan Year in which the Participant's Termination Date occurs; provided, however, that a Participant's Account balance shall not include any shares of UICI Common Stock acquired with the proceeds of an ESOP Loan until the close of the Plan Year in which such loan is repaid in full, and provided further that in no event shall the actual commencement of payments under this sentence occur later than one year after the end of the applicable Plan year. Distribution may be made before 30 days after the date on which the notice required under Treas. Reg. Section 1.411(a)-11(c) is given if the Committee clearly informs the Participant of his right to consider whether to elect the distribution for a period of at least 30 days after receiving the notice and the Participant, after receiving the notice, affirmatively elects the distribution. Notwithstanding the foregoing provisions of this subsection 10.5,

           (a) a Participant's entire vested Account balances shall be distributed no later than the earlier of (i) the April 1 of the calendar year immediately following the calendar year in which he attains age 70- 1/2 or (ii) December 31 of the calendar year which contains the fifth anniversary of the date of the Participant's death; and

           (b) if, following the termination of a Participant's employment for any reason, the balance of his Account after reduction in accordance with the provisions of subsection 10.2, if applicable, is not more than $3,500, such balance shall be paid as soon as practicable in a lump sum.

The provisions of this subsection 10.5 reflect requirements set forth in section 401(a)(9) of the Code, including the incidental death benefit rule, and the regulations thereunder, and supersede any other provisions of the Plan which would otherwise be inconsistent with section 401(a)(9) of the Code. Distribution of a Participant's Account shall be made in the form of the shares of UICI Common Stock, provided, however, that cash may be distributed in lieu of any fractional share allocated to a Participant's Account; and provided, further, that, with the consent of the payee, the Committee may direct payment in cash based on the value of UICI common Stock as of the date of distribution.

           10.6. Distributions to Persons Under Disability. Notwithstanding the foregoing provisions of this Section, in the event that a Participant or Beneficiary is declared incompetent and the Committee receives evidence satisfactory to it that a conservator or other person legally charged with the care of his person or estate has been appointed, the amount of any benefit to which such Participant or Beneficiary is then entitled from the Trust Fund shall be paid to such conservator or other person legally charged with the care of his person or estate.

           10.7. Interests Not Transferable. The interests of Participants and their Beneficiaries under the Plan and Trust Agreement are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated, or encumbered, except in the case of certain qualified domestic relations orders which relate to the provision of child support, alimony or marital rights of a spouse, child, or other dependent and which meet such other requirements as may be imposed by section 414(p) of the Code or regulations issued thereunder.

           10.8. Absence of Guaranty. Neither the Trustee, the Committee nor the Employers in any way guarantee the Trust Fund from loss or depreciation. The Employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Trust Fund.

           10.9. Designation of Beneficiary. Subject to the provisions of subsection 10.7, each Participant, from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits are to be paid if he dies before he receives all of his benefits; provided, however, that if a Participant is married on the date of his death, any designation as Beneficiary of a person other than his spouse shall be effective only if consented to in writing by his surviving spouse. Such consent must be in writing filed with the Committee, must acknowledge the effect of such consent and must be witnessed by a Plan representative or a notary public. A

Beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all Beneficiary designation forms signed earlier. Except as otherwise specifically provided in this Section, if a deceased Participant failed to designate a Beneficiary as provided above, or if the designated Beneficiary of a deceased Participant dies before him or before complete payment of the Participant's benefits, benefits shall be paid to the Participant's surviving spouse, or, if there is no surviving spouse, to the legal representative or representative of the estate of the last to die of the Participant and the Participant's Beneficiary. If there is any question as to the right of any Beneficiary to receive a distribution under the Plan, the Committee, in its sole discretion, may direct the Trustee to make payment to the legal representative of the Participant's estate. The term "Beneficiary" as used in the Plan means the person or persons to whom a deceased Participant's benefits are payable under this subsection.

           10.10. Missing Recipients. Each Participant and each Beneficiary must file with the Committee from time to time in writing his post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant or Beneficiary at his last post office address filed with the Committee, or if no address is filed with the Committee then, in the case of a Participant, at his last post office address as shown on the Employers' records, will be binding on the Participant and his Beneficiary for all purposes of the Plan. None of the Employers, the Committee or the Trustee will be required to search for or locate a Participant or Beneficiary. If a Participant or Beneficiary entitled to benefits under the Plan fails to claim such benefits and the Committee determines that it is unable to reasonably find his whereabouts, such benefits shall be forfeited and shall be used until exhausted to reduce the Employer Contributions otherwise required under Section 3 of the Employer which last employed the Participant. If the whereabouts of the Participant or Beneficiary is subsequently determined, such forfeiture shall be restored by the Employer whose contributions were so reduced and such restoration shall not be treated as an Annual Addition for purposes of subsection 7.1.

           10.11. Withdrawals by Qualified Participants. Notwithstanding any other provision of the Plan, during the 90-day period following the last day of each Plan Year in a Participant's Qualified Election Period (as defined below), the Participant may, by writing filed with the Committee in such form as it may require, elect to withdraw:

           (a) a portion of his Account balance not exceeding 25 percent (50 percent with respect to the Participant's election following the last Plan Year in his Qualified Election Period) of the sum of:

                    (i) his Account balance at the end of the immediately preceding Plan Year; and

                    (ii)       prior withdrawals during his Qualified Election
                               Period;

                                   REDUCED BY

             (b) the amount of prior withdrawals made in accordance with this subsection.

Any amount required to be distributed pursuant to a withdrawal election made during any Plan Year in accordance with this subsection shall be distributed no later than the 180th day of that Plan Year. A Participant's "Qualified Election Period" means the six-Plan-Year period beginning with the first Plan Year in which he has both completed ten years of participation in the Plan and has attained at least age 55 years.

           10.12. Optional Direct Transfer of Eligible Rollover Distributions. Effective January 1, 1993, if the distributee of any "eligible rollover distribution under the Plan elects to have such distribution paid directly to an "eligible retirement plan" (as such terms are defined in section 402 of the Code or related regulations or notices) and specifies in such form and at such time as the Committee may prescribe the eligible retirement plan to which the distribution is to be paid, then the distribution shall be made in the form of a direct trustee-to-trustee transfer to the eligible retirement plan so specified.

           10.13. Withdrawals on Account of Hardship. A Participant whose Termination Date has not yet occurred may elect to withdraw all or part of his Pre-Tax Contributions on account of financial Hardship. For purposes of this subsection, Pre-Tax Contributions shall be valued as of the Accounting Date immediately preceding the withdrawal request.

           A withdrawal will not be considered to be made on account of "Hardship" unless the following requirements are met:

           (a) The withdrawal is requested because of an immediate and heavy financial need of the Participant, and will be so deemed if the Participant represents that the withdrawal is made on account of:

                    (i) expenses for medical care described in section 213(d) of the Code incurred by the Participant, the Participant's spouse or any dependent of the Participant (as defined in section 152 of the Code) or necessary for persons to obtain such medical care;

                 (ii) the purchase (excluding mortgage payments) of a principal residence of the Participant;

                 (iii) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, or his spouse, children or dependents; or

                 (iv) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

         (b) The withdrawal must also be necessary to satisfy the immediate and heavy financial need of the Participant, and will be so deemed if all of the following requirements are satisfied:

                 (i) the Participant represents that the withdrawal is not in excess of the amount of an immediate and heavy financial need (taking into account any applicable income or penalty taxes resulting from the withdrawal);

                 (ii) the Participant has obtained all distributions (other than hardship withdrawals under this subsection 10.13) and all nontaxable loans currently available under all plans maintained by the Employers;

                 (iii) Notwithstanding any other provision of the Plan, Pre-Tax, After-Tax and Employer Matched Contributions by or on behalf of the Participant shall be suspended for a period of 12 months after the Participant receives a Hardship withdrawal under this subsection 10.13, and the Participant shall be prohibited from making any contributions for the same period to any other deferred compensation plan of the Employers (whether or not qualified); and

                 (iv) in the Participant's taxable year immediately following the taxable year of the Hardship withdrawal the Pre-Tax Contributions contributed on behalf of the Participant shall not exceed the applicable limit under section 402(g) of the Code for such next taxable year less the amount of Pre-Tax Contributions contributed on behalf of the Participant for the taxable year of the Hardship withdrawal.


                 A Participant shall not fail to be treated as an eligible employee for purposes of applying the provisions of sections 401(k)(3) and 401(m)(2) of the Code merely because of the application of subparagraph 10.13(b)(iv) above.

         (c) The withdrawal must be made pursuant to a written request to the Committee, which request shall include any representation required by this subsection 10.13 and adequate proof thereof, as determined by the Committee in its sole discretion.

         The Committee may set such limits and restrictions on the dollar amount of a Hardship withdrawal and the availability of a Hardship withdrawal based on a Participant's length of employment with the Employers as it may determine on a uniform and non-discriminatory basis. All hardship withdrawals made pursuant to this subsection 10.13 shall be made in cash, unless the Participant elects distribution in shares of UICI Common Stock.


                                   SECTION 11

                                 The Committee

         11.1. Membership. The membership of the Committee referred to in subsection 1.3 shall consist of one or more members appointed by the Board of Directors of the Company. The members of the Committee shall be "named fiduciaries" (as described in section 402 of ERISA) under the Plan. In controlling and managing the operation and administration of the Plan, the Committee shall act by the concurrence of a majority of its then members by meeting or by writing without a meeting. The Committee may authorize any one of its members to execute any document, instrument, or direction on its behalf. A written statement by a majority of the Committee members or by an authorized Committee member shall be conclusive in favor of any person (including the Trustee) acting in reliance thereon.

         11.2. Rights, Powers, and Duties. The Committee shall have such authority as may be necessary to discharge its responsibilities under the Plan, including the following powers, rights, and duties:

         (a) to adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

         (b) to enforce the Plan in accordance with its terms and with such rules and regulations as may be adopted by the Committee;

         (c) to determine all questions arising under the Plan, including questions relating to the eligibility, benefits, and other Plan rights of Participants and other persons entitled to benefits under the Plan and to remedy ambiguities, inconsistencies, or omissions;

         (d) to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

         (e)     to direct all benefit payments under the Plan;

         (f) to furnish the Employers with such information with respect to the Plan as may be required by them for tax or other purposes;

         (g) to act as the "plan administrator" (as defined in section 414(g) of the Code) for purposes of establishing and implementing procedures to determine the qualified status of domestic relations orders (in accordance with the requirements of section 414(p) of the Code) and to administer distributions under such qualified orders; and

         (h) to employ agents, attorneys, accountants and other persons (who also may be employed by the Employers or the Trustee) and to delegate to them such powers as the Committee considers desirable to properly carry our administration of the Plan, provided that such delegation and the acceptance thereof by such agents, attorneys, accountants or other persons shall be in writing.

         11.3. Application of Rules. In operating and administering the Plan, the Committee shall apply all rules of procedure and regulations adopted by it in a uniform and nondiscriminatory manner.

         11.4. Remuneration and Expenses. No remuneration shall be paid to any Committee member as such. However, the reasonable expenses of a Committee member incurred in the performance of a Committee function shall be reimbursed by the Company.

         11.5. Indemnification of the Committee. The Committee and the individual members thereof and any employees to whom the Committee has delegated responsibility in accordance with subsection 11.2(h) shall be indemnified by the Employers against and any all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against the Committee, its members, or such employees by reasons of the performance of a Committee function if the Committee, such members or employees did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

         11.6. Exercise of Committee's Duties. Notwithstanding any other provisions of the Plan, the Committee shall discharge its duties hereunder solely in the interests of the Participants in the Plan and other persons entitled to benefits thereunder, and

         (a) for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits thereunder; and

         (b) with the care, skill, prudence, and diligence under the circumstance then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

         11.7. Information to be Furnished to Committee. The Employers shall furnish the Committee such data and information as may be required. The records of the Employers as to a Participant's period of employment, termination of employment and the reasons therefor, leave of absence, reemployment and Compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data or information as it considers desirable to carry out the Plan.

         11.8. Resignation or Removal of Committee Member. A Committee member may resign at any time by giving 30 days' advance written notice to the Company, the Trustee and the other Committee members. The Board of Directors of the Company may remove a Committee member by giving advance written notice to him, the Trustee and the other Committee members.

         11.9. Appointment of Successor Committee Members. The Chairman of the Company's Board of Directors may fill any vacancy in the membership of the Committee and shall give prompt written notice thereof to the other Committee members, the other Employers and the Trustee. While there is a vacancy in the membership of the Committee, the remaining Committee members shall have the same powers as the full Committee until the vacancy is filled.

         11.10. Interested Committee Member. If a member of the Committee is also a Participant in the Plan, he may not decide or determine any matter or question concerning distributions of any kind to be made to him or the nature or mode of settlement of his benefits unless such decisions or determination could be made by him under the Plan if he were not serving on the Committee.

         11.11. Committee's Decision Final. To the extent permitted by law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

         11.12. Review of Benefit Determinations. The Committee will provide notice in writing to any Participant or Beneficiary whose claim for benefits under the Plan is denied and the Committee shall afford such Participant or Beneficiary a full and fair review of its decision if so requested in writing.

                                   SECTION 12

                           Amendment and Termination

         12.1. Amendment. While the Employers expect and intend to continue the Plan, the Company reserves the right to amend the Plan at any time, provided that no amendment shall reduce a Participant's benefits to less than the amount he would be entitled to receive if he had resigned from the employ of all of the Employers and the Related Companies on the day of the amendment.

         12.2. Termination. The Plan will terminate as to all Employees on any day specified by the Company. The Plan will terminate as to any Employer on the first to occur of the following:

         (a)     the date it is terminated by that Employer;

         (b) the date that Employer completely discontinues its contributions under the Plan;

         (c) the date that Employer is judicially declared bankrupt or insolvent; or

         (d) the dissolution, merger, consolidation or reorganization of that Employer, or the sale by that Employer of all or substantially all of its assets, except that, subject to the provisions of subsection 12.3, with the consent of the Company, in any such event arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer's assets, in which case the successor or purchaser will be substituted for that Employer under the Plan.

         12.3. Merger and Consolidation of Plan, Transfer of Plan Assets. In the case of any merger or consolidation with, or transfer of assets and liabilities to, any other plan, provisions shall be made so that each affected Participant of the Plan on the date thereof (if the Plan then terminated) would receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit such Participant would have been entitled to receive immediately prior to the merger, consolidation, or transfer if the Plan had then terminated.

         12.4. Vesting and Distribution on Termination and Partial Termination. On termination of the Plan in accordance with the provisions of subsection 12.2, or on partial termination of the Plan by operation of law, each affected Participant's benefits will be nonforfeitable. If, on termination or partial termination of the Plan, a Participant remains in the employ of an Employer or a Related Company, the amount of his benefits shall be retained in the Trust until after the Participant's termination of employment with all of the Employers and Related Companies and shall be paid to him in accordance with the provisions of Section 10. The benefits payable to an affected Participant whose employment with all of the Employers and Related Companies is terminated coincident with the termination or partial termination of the Plan (and the benefits payable to an affected Participant on partial termination of the Plan) shall be paid to him in accordance with the provisions of Section 10. All appropriate accounting provisions of the Plan will continue to apply until the benefits of all affected Participants have been distributed to them.

         12.5. Notice of Amendment, Termination, or Partial Termination. Affected Participants and Beneficiaries will be notified of an amendment, termination or partial termination of the Plan as required by law.

                                  SUPPLEMENT A
                                       TO
                        UNITED INSURANCE COMPANIES, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN

                               (Top-Heavy Status)

Application                  A-1.  This Supplement A to United Insurance
                             Companies, Inc. Employee Stock Ownership Plan (the
                             "Plan") shall be applicable on and after the Date on which the Plan become Top-Heavy (as described in subsection A-4).

Definitions                  A-2.  All terms and provisions of the Plan shall
                             apply to this Supplement A, except that where the terms and provisions of the Plan and this Supplement A conflict, the terms and provisions of this Supplement A shall govern.

Affected                     A-3.  For purposes of this Supplement A,
Participant                  the term "Affected Participant" means each
                             Participant who is employed by an Employer or a Related Company during any Plan Year for which the Plan is Top-Heavy, provided, however, that the term "Affected Participant" shall not include any Participant who is covered by a collective bargaining agreement if retirement benefits were the subject of good faith bargaining between his Employer and his collectible bargaining representative.

Top-Heavy                    A-4.  The Plan shall be "Top-Heavy" for any Plan
                             Year if, as of the Determination Date for that year (as described in paragraph (a) next below), the present value of the benefits attributable to Key Employees (as defined in subsection A-5) under all Aggregation Plans (as defined in subsection
                             A-6) exceeds 60% of the present value of all benefits under such plans. The foregoing determination shall be made in accordance with the provisions of section 416 of the Code. Subject to the preceding sentence:

                             (a)      The Determination Date with respect
                                      to any plan for purposes of
                                      determining Top-Heavy status for any
                                      plan year of that plan shall be the
                                      last day of the preceding plan year
                                      or, in the case of the first plan
                                      year of that plan shall
                                      be the last day of the preceding plan
                                      year or, in the case of the first
                                      plan year of that plan, the last day
                                      of that year.  The present value of
                                      benefits as of any Determination
                                      Date shall be determined as of the
                                      accounting Date or valuation date
                                      coincident with or next preceding
                                      the Determination Date.  If the plan
                                      years of all Aggregation Plans do
                                      not coincide, the Top-Heavy status
                                      of the Plan on any Determination
                                      Date shall be determined by
                                      aggregating the present value of
                                      Plan benefits on that date with the
                                      present value of the benefits under
                                      each other Aggregation Plan
                                      determined as of the Determination
                                      Date of such other Aggregation Plan
                                      which occurs in the same calendar
                                      year as the Plan's Determination
                                      Date.

                             (b)      Benefits under any plan as of any
                                      Determination Date shall include the
                                      amount of any distributions from
                                      that plan made during the plan year
                                      which includes the Determination
                                      Date (including distributions under
                                      a terminated plan which, if it had
                                      not been terminated, would have been
                                      required to be included in an
                                      aggregation group) or during any of
                                      the preceding four plan years, but
                                      shall not include any amounts
                                      attributable to employee
                                      contributions which are deductible
                                      under section 219 of the Code, any
                                      amounts attributable to
                                      employee-initiated rollovers or
                                      transfers made after December 31,
                                      1983 from a plan maintained by an
                                      unrelated employer, or, in the case
                                      of a defined contribution plan, any
                                      amounts attributable to
                                      contributions made after the
                                      Determination Date unless such
                                      contributions are required by
                                      section 412 of the Code or are made
                                      for the plan's first plan year.

                             (c)      Benefits attributable to a
                                      participant shall include benefits
                                      paid or payable to a beneficiary of
                                      the participant, but shall not
                                      include benefits paid or payable to
                                      any participant who has not
                                        performed services for an Employer or
                                        Related Company during any of the
                                        five plan years ending on the
                                        applicable Determination Date;
                                        provided, however, that if a
                                        participant performs no services for
                                        five years and then performs
                                        services, the benefits attributable
                                        to such participant shall be
                                        included.

                                  (d)   The accrued benefit of any
                                        participant who is a Non-Key
                                        Employee (as defined in subsection
                                        A-5) with respect to a plan but who
                                        was a Key Employee with respect to
                                        such plan for any prior plan year
                                        shall not be taken into account.

                                  (e)   The accrued benefit of a Non-Key
                                        Employee shall be determined under
                                        the method which is used for accrual
                                        purposes for all plans of the
                                        Employer and Related Companies; or,
                                        if there is not such a method, as if
                                        the benefit accrued not more rapidly
                                        than the slowest accrual rate
                                        permitted under section 411(b)(1)(c)
                                        of the Code.

                                  (f)   The present value of benefits under
                                        all defined benefit plans shall be
                                        determined on the basis of an 8% per
                                        annum interest factor and the 1984
                                        Unisex Pension Mortality Table.

Key Employee                 A-5.  The term "Key Employee" means any employee
                             or deceased employee (including any beneficiary of such employee) who is a Key Employee within the meaning ascribed to that term by section 416(i) of the Code. Subject to the preceding sentence, the term Key Employee includes any participant employee or deceased employee (or beneficiary of such deceased employee) who at any time during the plan year which includes the Determination Date or during the preceding plan years was:

                             (a) an officer of any Employer or Related Company with Section 415 Compensation for that year in excess of 50% of the amount in effect under section 415(b)(1)(A) of the Code for the calendar year in which that year ends;

                                        provided, however, that the maximum
                                        number of employees who shall be
                                        considered Key Employees under this
                                        paragraph (a) shall be the lesser of
                                        50 or 10% of the total number of
                                        employees of the Employers and the
                                        Related Companies disregarding
                                        excludable employees under section
                                        414(q)(8) of the Code;

                                  (b)   one of the 10 employees owning the
                                        largest interests in any Employer or
                                        any Related Company (disregarding
                                        any ownership interest which is less
                                        than 1/2%), excluding any employee
                                        for any plan year whose Section 415
                                        Compensation for that year did not
                                        exceed the applicable amount in
                                        effect under section 415(c)(1)(A) of
                                        the Code for the calendar year in
                                        which that years ends;

                                  (c)   a 5% owner of any Employer or of any
                                        Related Company; or

                                  (d)   a 1% owner of any Employer or any
                                        Related Company having Section 415
                                        Compensation in excess of $150,000.

                             The term "Non-Key Employee" means any employee (or beneficiary of a deceased employee) who is not a Key Employee.

Aggregation                  A-6.  The term "Aggregation Plan" means
Plan                         the Plan and each other retirement plan (including
                             a terminated plan) maintained by an Employer or Related Company which is qualified under section
                             401(a) of the Code and which:

                             (a)  during the plan year which includes the
                                  applicable Determination Date, or during any of the preceding four plan years, includes a Key Employee as a participant;

                             (b)  during the plan year which includes the
                                  applicable Determination Date or, during any of the preceding four plan years, enables the Plan or any plan in which a Key Employee participates to meet the requirement of section 401(a)(4) or 410 of the Code; or

                             (c) at the election of the Employer, would meet the requirements of sections of 401(a)(4) and 410 if it were considered together with the Plan and all other plans described in paragraphs (a) and (b) next above.

                             A "Required Aggregation Plan" means a plan described in paragraph (a) or (b) above, and a "Permissive Aggregation Plan" means a plan described in (c) above.

Compensation                 A-7.  For purposes of this Supplement A, Section
                             415 Compensation for any year in excess of $150,000 ($200,000 for plan years beginning before January 1, 1994) or such larger amount as may be permitted for any year under section 401(a)(17) of the Code shall not be considered; provided, that, for plan years beginning on or after January 1, 1989, solely for purposes of determining who is a Key Employee, the term "Section 415 Compensation" means compensation as defined in section 414(q)(7) of the Code.

Vesting A-8. For any Plan Year during which the Plan is Top-Heavy, the Account balance of any Affected Participant who has completed at least three Years of Service shall be 100% vested. If the Plan ceases to be Top-Heavy for any Plan Year, the provisions of this subsection A-8 shall continue to apply to (i) the portion of an Affected Participant's Account and Forfeiture Account balances which were accrued and vested prior to such Plan Year (adjusted for subsequent earnings and losses) and (ii) in the case of an Affected Participant who had completed at least 3 Years of Service, the portion of his Account and Forfeiture Account balances which accrue thereafter.

Minimum                      A-9.  For any Plan Year during which the Plan is
Contribution                 Top-Heavy, the minimum amount of Employer
                             Contributions and Forfeitures allocated to the Account of each Affected Participant who is employed by an Employer or Related Company on the last day of that year

                             (without regard to whether he has completed 1,000 Hours of Service during that year) who is a Non-Key Employee and who is not entitled to a minimum benefit for that year under any defined benefit Aggregation Plan which is top-heavy, nor is entitled to a minimum benefit for that year under any other defined contribution Aggregation Plan maintained by the Employer, shall, when expressed as a percentage of the Affected Participant's Section 415 Compensation, be equal to the lesser of:

                             (a)  3%; or

                             (b)  the percentage at which Employer
                                  Contributions and Forfeitures are allocated to the Accounts of the Key Employee for whom such percentage is greatest.

                             For purposes of the preceding sentence,
                             compensation earned while a member of a group of employees to whom the Plan has not been extended shall be disregarded. Paragraph (b) next above shall not be applicable for any Plan Year if the Plan enables a defined benefit plan described in paragraph A-6(a) or (b) to meet the requirements of section 401(a)(4) or 410 for that year. Employer Contributions for any Plan Year during which the Plan is Top-Heavy shall be allocated first to non-Key Employees until the requirements of this subsection A-9 have been met and, to the extent necessary to comply with the provisions of this subsection A-9, additional contributions shall be required of the Employers.

Aggregate                    A-10.  For any Plan Year during which the Plan is
Benefit Limit                Top Heavy, paragraphs (2)(B) and (3)(B) of
                             section 415(e) of the Code shall be applied by substituting "1.0" for "1.25".





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